Exhibit 99.1

Fluor Corporation	Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Geoff Telfer / Jason Landkamer
Investor Relations
469.398.7070 / 469.398.7222 tel

News Release

FLUOR REPORTS FIRST QUARTER RESULTS

IRVING, TEXAS — April 30, 2015 — Fluor Corporation (NYSE: FLR) today announced financial results for its first quarter ended March 31, 2015.  Net earnings attributable to Fluor for the first quarter were $144 million, or $0.96 per diluted share, compared to $149 million, or $0.92 per diluted share a year ago.  Consolidated segment profit for the quarter was $276 million, compared to $268 million in the first quarter of 2014.  Segment profit results reflect continued improvement in Oil & Gas as well as Government, partly offset by declines in the Industrial & Infrastructure segment’s mining and metals business line.  Revenue for the first quarter was $4.5 billion, down from $5.4 billion last year, primarily due to continued reductions in the mining and metals business line.

New awards for the quarter were $4.4 billion, including $2.9 billion in Oil & Gas and $1.4 billion in Industrial & Infrastructure.  Consolidated backlog at the end of the quarter was $41.2 billion, up from $40.2 billion a year ago.

“Our ability to provide clients with capital efficient project execution through our integrated solutions model continues to gain traction, as evidenced this quarter by strong Oil & Gas performance,” said Chairman and Chief Executive Officer David Seaton. “While bookings may be slower over the near term, we continue to see a number of high quality world scale opportunities.”

Corporate G&A expense for the first quarter of 2015 was $41 million, compared with $38 million a year ago.  During the quarter, the Company repurchased approximately $112 million worth of Fluor shares, and paid out $32 million in dividends to shareholders.  Fluor’s cash and marketable securities balance remains strong at $2.2 billion.

Ending backlog was reduced by approximately $1.6 billion as a result of the strong dollar.  Foreign exchange rates did not have a significant impact on earnings for the first quarter.

Outlook

Overall, the first quarter was consistent with the Company’s prior guidance for a slow start in 2015.  As a result, the company is maintaining its 2015 guidance range of $4.40 to $5.00 per diluted share.  This guidance excludes the effects of the previously announced termination and settlement of Fluor’s U.S. defined benefit pension plan which is expected in the latter part of 2015.

Business Segments

Fluor’s Oil & Gas business reported segment profit of $183 million, an increase from $139 million in the first quarter of 2014.  Revenue of $2.5 billion declined from $2.8 billion a year ago primarily due to certain large projects progressing towards completion.  Strong segment profit performance reflects increased contributions from refining projects awarded in 2014.  New awards for the segment totaled $2.9 billion, including a pipeline project in the United States.  Ending backlog for the Oil & Gas segment rose 8 percent, from $25.8 billion a year ago, to end the quarter at $27.8 billion.

The Industrial & Infrastructure group reported segment profit of $71 million, a 27 percent decline from $97 million in the first quarter of 2014.  Revenue for the quarter was $1.1 billion, down from $1.6 billion a year ago.  Revenue and segment profit results reflect a decline in contributions from the mining and metals business line.  New awards for the first quarter were $1.4 billion, primarily for mining and metals and industrial services customers.  Backlog at quarter end was $7.3 billion, down from $9.8 billion a year ago, mainly due to project execution outpacing new award activity in the mining and metals and infrastructure business lines.

Segment profit for the Government group was $15 million, up modestly from $13 million a year ago.  Revenue for the quarter improved 9 percent to $646 million, due to the increased execution activities on projects awarded in 2014.  New awards totaled $74 million for the quarter, and ending backlog was $4.2 billion, up from $2.6 billion a year ago.

Segment profit for the Global Services segment was $15 million in the first quarter which compares to $21 million a year ago.  Revenue was $130 million, down from $142 million last year.  Results in the quarter were driven by reductions in the equipment business line’s activities in Afghanistan and Latin America.

Fluor’s Power group reported a segment loss of $9 million, compared to a loss of $1 million a year ago.  Excluding NuScale expenses of $17 million in the first quarter and $13 million a year ago, segment profit was $8 million and $12 million respectively.  Segment revenue for the quarter decreased 12 percent to $221 million, compared with $251 million a year ago, due to the completion of two major projects in 2014.  New awards for the quarter were $114 million compared with $166 million in the first quarter of 2014.  Ending backlog was $1.9 billion, which was comparable with a year ago.

First Quarter Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern time on Thursday, April 30, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering and construction firm that designs and builds some of the world’s most complex projects.  The company creates and delivers innovative solutions for its clients in engineering, procurement, fabrication, construction, maintenance and project management on a global basis.  For more than a century, Fluor has served clients in the energy, chemicals, government, industrial, infrastructure, mining and power market sectors.  Headquartered in Irving, Texas, Fluor ranks 109 on the FORTUNE 500 list.

With 40,000 employees worldwide, the company’s revenue for 2014 was $21.5 billion.  Visit Fluor at www.fluor.com and follow on Twitter @FluorCorp.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; the Company’s failure to receive anticipated new contract awards and the related impacts on revenues, earnings, staffing levels and costs; difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; client cancellations of, or scope adjustments to, existing contracts, and the related impacts on staffing levels and cost; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; current economic conditions affecting our clients, partners, subcontractors and suppliers, which may result in decreased capital investment or expenditures by the Company’s clients or may increase costs or delay project schedules; foreign economic and political uncertainties that could lead to project disruptions, increased costs and potential losses; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; delays or defaults in client payments; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; liabilities arising from faulty services; risks or uncertainties associated with events outside of our control, such as the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; the Company’s failure, or the failure of our agents or partners, to comply with laws, including anti-bribery laws, international trade laws or environmental, health and safety laws or regulations; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; possible information technology interruptions, security breaches or inability to protect intellectual property; foreign exchange risks; the inability to hire and retain qualified personnel; failure to maintain safe worksites and international security risks; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; risks or uncertainties associated with acquisitions, dispositions and investments; and the Company’s ability to secure appropriate insurance.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 18, 2015. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7070. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED MARCH 31	2015	2014
Revenue	$4,548.6	$5,384.6
Cost and expenses:
Cost of revenue	4,251.2	5,072.3
Corporate general and administrative expense	41.1	37.8
Interest expense, net	7.4	3.0
Total cost and expenses	4,299.7	5,113.1
Earnings before taxes	248.9	271.5
Income tax expense	83.3	78.2
Net earnings	165.6	193.3
Less: Net earnings attributable to noncontrolling interests	21.5	44.2
Net earnings attributable to Fluor Corporation	$144.1	$149.1
Basic earnings per share
Net earnings	$0.98	$0.93
Weighted average shares	147.7	160.2
Diluted earnings per share
Net earnings	$0.96	$0.92
Weighted average shares	149.9	162.4
New awards	$4,447.7	$10,668.5
Backlog	$41,194.8	$40,162.6
Work performed	$4,419.0	$5,241.9

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED MARCH 31	2015		2014 (1)
Revenue
Oil & Gas	$2,471.6		$2,782.8
Industrial & Infrastructure	1,080.2		1,615.7
Government	646.0		593.2
Global Services	129.7		142.0
Power	221.1		250.9
Total revenue	$4,548.6		$5,384.6

Segment profit (loss) $ and margin %
Oil & Gas	$183.3	7.4%	$139.1	5.0%
Industrial & Infrastructure	71.1	6.6%	97.2	6.0%
Government	14.8	2.3%	12.5	2.1%
Global Services	15.3	11.8%	20.7	14.6%
Power (2)	(8.6)	(3.9)%	(1.4)	(0.6)%
Total segment profit $ and margin %	$275.9	6.1%	$268.1	5.0%

Corporate general and administrative expense	(41.1)		(37.8)
Interest expense, net	(7.4)		(3.0)
Earnings attributable to noncontrolling interests	21.5		44.2
Earnings before taxes	$248.9		$271.5

(1) Effective January 1, 2015, the company implemented certain organizational changes that impacted the composition of its reportable segments. Revenue and segment profit for the Oil & Gas, Industrial & Infrastructure and Global Services segments in 2014 have been recast to reflect these changes.

(2) Includes research and development expenses associated with NuScale totaling $17 million and $13 million for the three months ended March 31, 2015 and 2014, respectively.

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	MARCH 31,	DECEMBER 31,
	2015	2014
Cash and marketable securities, including noncurrent	$2,211.6	$2,441.9
Total current assets	5,379.3	5,758.0
Total assets	7,619.2	8,194.4
Total short-term debt	27.7	28.7
Total current liabilities	2,819.7	3,330.9
Long-term debt	992.2	991.7
Shareholders’ equity	3,068.7	3,110.9

Total debt to capitalization % (based on shareholders’ equity)	24.9%	24.7%
Shareholders’ equity per share	$20.88	$20.93

SELECTED CASH FLOW ITEMS

($ in millions)

THREE MONTHS ENDED MARCH 31	2015	2014

Cash provided by operating activities	$39.3	$186.7

Investing activities
Net (purchases) sales and maturities of marketable securities	47.6	(45.6)
Capital expenditures	(73.9)	(66.6)
Proceeds from disposal of property, plant and equipment	29.9	24.6
Investments in partnerships and joint ventures	(21.5)	(5.0)
Other items	(0.2)	(1.1)
Cash utilized by investing activities	(18.1)	(93.7)

Financing activities
Repurchase of common stock	(111.7)	(192.3)
Dividends paid	(32.4)	(26.0)
Distributions paid to noncontrolling interests, net of capital contributions	(2.8)	(15.9)
Stock options exercised	0.9	14.1
Other Items	(8.0)	(4.9)
Cash utilized by financing activities	(154.0)	(225.0)

Effect of exchange rate changes on cash	(49.0)	(9.5)

Decrease in cash and cash equivalents	$(181.8)	$(141.5)

Depreciation	$47.8	$48.5

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED MARCH 31	2015		2014 (1)		% Chg

Oil & Gas	$2,903	65%	$8,850	83%	(67)%
Industrial & Infrastructure	1,357	30%	904	8%	50%
Government	74	2%	748	7%	(90)%
Power	114	3%	166	2%	(31)%
Total new awards	$4,448	100%	$10,668	100%	(58)%

BACKLOG TRENDS

($ in millions)

AS OF MARCH 31	2015 (2)		2014 (1)		% Chg

Oil & Gas	$27,818	67%	$25,795	64%	8%
Industrial & Infrastructure	7,263	18%	9,796	24%	(26)%
Government	4,171	10%	2,648	7%	58%
Power	1,943	5%	1,924	5%	1%
Total backlog	$41,195	100%	$40,163	100%	3%

United States	$15,245	37%	$12,902	32%	18%
The Americas (excluding the United States)	11,426	28%	13,703	34%	(17)%
Europe, Africa and the Middle East	11,559	28%	11,226	28%	3%
Asia Pacific (including Australia)	2,965	7%	2,332	6%	27%
Total backlog	$41,195	100%	$40,163	100%	3%

(1) Effective January 1, 2015, the company implemented certain organizational changes that impacted the composition of its reportable segments. New awards and backlog for the Oil & Gas and Industrial & Infrastructure segments in 2014 have been recast to reflect these changes.

(2) Backlog as of March 31, 2015 was reduced by approximately $1.6 billion due to a strengthening U.S. dollar compared to most major foreign currencies, of which $1.5 billion related to the Oil & Gas segment.